UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2025

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX	77079
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2025, SEACOR Marine Holdings Inc. (the “Company”), through two wholly-owned subsidiaries, Falcon Global Jill LLC (“FG Jill LLC”) and Falcon Global Robert LLC (“FG Robert LLC”), respectively, entered into memorandum of agreements for the sale of the U.S. flag liftboat L/B Jill (“Jill MOA”) and the U.S. flag liftboat L/B Robert (“Robert MOA,” and together with the Jill MOA, the “MOAs”). Aggregate gross proceeds under the MOAs are expected to total approximately $76.0 million, none of which is encumbered by the Company’s credit facilities.

The Jill MOA provides for the sale by FG Jill LLC of the liftboat L/B Jill to JAD Construction Limited (the “Buyer”) for a purchase price of $45.0 million, of which $4.5 million is to be deposited in FG Jill LLC’s designated account within ten days of the execution of the Jill MOA, with the balance of the purchase price due and payable at the closing. The deposit is refundable to the Buyer in the event of certain termination events. The sale of the L/B Jill is on a where-is, as-is basis, subject to various rights and obligations in the event of any new damage between the signing and closing of the sale, and delivery of the L/B JILL at closing with a current class certificate. The Jill MOA includes customary covenants, closing conditions and termination rights for a vessel sale of this type, including that the sale of the L/B Jill is contingent upon approval from the United States Maritime Administration (“MARAD”). The obligation of FG Jill LLC to close on the sale of the L/B Jill is conditioned upon the closing of the sale of the L/B Robert occurring contemporaneously therewith. Closing is to occur upon the earlier of sixty (60) days from MARAD approval or at such other date as mutually agreed to by the parties.

The Robert MOA provides for the sale by FG Robert LLC of the liftboat L/B Robert to Buyer for a purchase price of $31.0 million, of which $3.1 million is to be deposited in FG Robert LLC’s designated account within ten days of the execution of the Robert MOA, with the balance of the purchase price due and payable at the closing. The Robert MOA has substantially the same terms and conditions as the Jill MOA, including that the sale of the L/B Robert is contingent upon approval from MARAD. Additionally, included in the purchase price for the L/B Robert are the parts, materials and equipment for the replacement legs and for the rebuilt L7000 crane for the L/B Robert. The Buyer will have the obligation of installing the replacement legs and the L7000 crane at its sole cost and expense after the closing of the sale.

The foregoing description of the MOAs does not purport to be complete and is qualified in its entirety by reference to the full text of the Jill MOA, a copy of which is filed as Exhibit 10.1 hereto, and the full text of the Robert MOA, a copy of which is filed as Exhibit 10.2 hereto, and the terms of each of which are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 7, 2025, the Company issued a press release announcing the execution of the MOAs. The press release is attached as Exhibit 99.1 hereto and is incorporated in this Item 7.01 by reference.

The information set forth in (and incorporated by reference into) this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information set forth in (and incorporated by reference into) this Item 7.01 shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Memorandum of Agreement for Sale and Purchase of Vessel, by and between Falcon Global Jill LLC and JAD Construction Limited, dated August 6, 2025.

10.2	Memorandum of Agreement for Sale and Purchase of Vessel, by and between Falcon Global Robert LLC and JAD Construction Limited, dated August 6, 2025.

99.1	Press Release of SEACOR Marine Holdings Inc. dated August 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

August 7, 2025	By:	/s/ Andrew H. Everett II
	Name:	Andrew H. Everett II
	Title:	Senior Vice President, General Counsel and Secretary